                                                                     EXHIBIT 4.2

                           AASTROM BIOSCIENCES, INC.




--------------------------------------------------------------------------------




                              AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT




--------------------------------------------------------------------------------




                                 April 7, 1992

                               TABLE OF CONTENTS

                                                           Page
                                                           ----

SECTION 1 - Definitions..................................    2
      1.1   Certain Definitions..........................    2

SECTION 2 - Restrictions on Transferability of
            Securities; Compliance with Securities Act...    4
      2.1   Restrictions on Transferability..............    4
      2.2   Restrictive Legend...........................    4
      2.3   Notice of Proposed Transfers.................    5
      2.4   Requested Registration.......................    6
      2.5   Company Registration.........................    9
      2.6   Registrations on Form S-3....................   10
      2.7   Expenses of Registration.....................   11
      2.8   Registration Procedures......................   12
      2.9   Indemnification..............................   12
      2.10  Information by Holder........................   14
      2.11  Rule 144 Reporting...........................   14
      2.12  "Market Stand-off" Agreement.................   15
      2.13  Transfer of Registration Rights..............   15
      2.14  Suspension of Registration Rights............   16
      2.15  Certain Limitations in Connection with Future
             Grants of Registration Rights...............   16

SECTION 3 - Affirmative Covenants........................   16
      3.1   Financial Information........................   16
      3.2   Other Information............................   17
      3.3   Inspection Rights............................   18
      3.4   Assignment of Rights to Information..........   18
      3.5   Confidentiality..............................   18
      3.7   Insurance                                       19
      3.8   Board of Directors...........................   19

SECTION 4 - Right of First Refusal.......................   19
      4.1   Right of First Refusal.......................   19
      4.2   Waiver                                          20

SECTION 5 - University Warrants..........................   21
      5.1   Termination of Warrant Rights................   21

SECTION 6 - Miscellaneous................................   21
      6.1   Amendment of Investors' Rights Agreement.....   21
      6.2   Governing Law................................   21
      6.3   Successors and Assigns.......................   21
      6.4   Notices                                         21
      6.5   Delays or Omissions..........................   22
      6.6   Counterparts.................................   22

                                      i.

      6.7   Severability.................................   22
      6.8   Amendments...................................   22


                                      ii.

                           AASTROM BIOSCIENCES, INC.
               AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT



     THIS AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (the "Agreement") is entered into as of April 7, 1992, by and among AASTROM BioSciences, Inc., a Michigan corporation formerly doing business as Ann Arbor Stromal, Inc. (the "Company"), the investors listed on the Schedule of Investors attached hereto as Exhibit A (individually, an "Investor" and collectively, the "Investors"), as that exhibit may be amended from time to time, Stephen G. Emerson, Bernhard O. Palsson and Michael F. Clarke (individually, a "Founder" and collectively, the "Founders"), Dr. R. Douglas Armstrong ("Armstrong") and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan (the "University"). For the purposes of this Agreement, the Founders and Armstrong shall be collectively referred to as the "Option Holders."

                                   RECITALS:
                                   --------

     A. The Company has issued shares of its Common Stock to the University and has granted, and may, in the future, grant, stock options to the Founders pursuant to the Company's Stock Option Plans.

     B. The Company has issued two million five hundred thousand (2,500,000) shares of its Series A Preferred Stock to certain of the Investors (the "Series A Investors") pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of August 17, 1989.

     C. Pursuant to that certain Investors' Rights Agreement dated August 17, 1989 among the Company, the Series A Investors, the Founders and the University (the "Investors' Rights Agreement"), the Company granted certain rights and the parties made certain covenants with respect to the Series A Preferred Stock and the Common Stock of the Company.

     D. Since the execution of the Investors' Rights Agreement, the Company has engaged Armstrong as its president and has granted, and may, in the future, grant, stock options to Armstrong pursuant to the Company's Stock Option Plans.

     E. Certain of the Investors (the "Series B Investors") are purchasing concurrently herewith three million thirty thousand (3,030,000) shares of Series B Preferred Stock and desire to obtain the same rights as are contained in the Investors' Rights Agreement.

     F. The Company, the Series A Investors, the Founders and the University desire to grant to the Series B Investors and

Armstrong the same rights as were granted under the Investors' Rights Agreement and to amend and restate such Agreement.

     G. The parties intend that this Agreement supersede the Investors' Rights Agreement and, in that regard, the parties to the Investors' Rights Agreement will waive certain rights contained in such Investors' Rights Agreement, specifically (i) the right of first refusal to purchase on a pro rata basis the shares of Series B Preferred Stock being issued concurrently herewith and (ii) the right of the University to obtain certain warrants to purchase Common Stock.

                                   AGREEMENT:
                                   ---------

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth in this Agreement and in the agreements pursuant to which the Investors acquired their securities in the Company, the parties mutually agree as follows:


                                   SECTION 1

                                  Definitions
                                  -----------

     1.1  Certain Definitions.  As used in this Agreement, the following terms
          -------------------
shall have the following respective meanings:

     "Commission" shall mean the Securities and Exchange Commission or any other
      ----------
federal agency at the time administering the Securities Act.

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any
      --------------
similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended,
      ------------
or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "Restricted Securities" shall mean the securities of the Company required
      ---------------------
to bear the legend set forth in Section 2.2 hereof.

     "Shares" shall mean the securities of the Company held by the Investors as
      ------
described on Exhibit A.

     "Options" shall mean any and all stock options granted to any of the
      -------
Option Holders, as of the date hereof or thereafter, pursuant to any stock option plan or agreement approved by the Company's Board of Directors.

     "Registrable Securities" shall mean any shares of the Company's Common
      ----------------------
Stock (i) issued or issuable pursuant to the conversion of the Shares, (ii) held as of August 17, 1989 by the University, (iii) issued or issuable upon exercise of the Options, or (iv) issued as a dividend or other distribution with respect to, or in exchange or in replacement of, the Shares or such Common Stock or Preferred Stock, excluding in all cases, however (including exclusion from the calculation of the number of outstanding Registrable Securities), any Registrable Securities sold by a person in a transaction, including a transaction pursuant to a registration statement under Section 2 hereof or a transaction pursuant to Rule 144, in which such person's rights under Section 2 are not transferred.

     The terms "register," "registered" and "registration" refer to a
                --------    ----------       ------------
registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

     "Registration Expenses" shall mean all expenses incurred by the Company in
      ---------------------
complying with Sections 2.4, 2.5 and 2.6 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration other than a registration pursuant to Section 2.4, in which event such special audit expenses will be paid by the holders of the securities so registered pro rata on the basis of the number of shares so registered, (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

     "Holder" shall mean any holder of outstanding Registrable Securities or
      ------
securities convertible into or exercisable for Registrable Securities.

     "Initiating Holders" shall mean the holder or holders of fifty percent
      ------------------
(50%) or more of the combination of the then outstanding Shares and Common Stock issued upon conversion of the Shares.

     "New Securities" shall mean any Common Stock or Preferred Stock of the
      --------------
Company, whether now authorized or not, and rights, options or warrants to purchase said Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said Common Stock or Preferred Stock; provided, however, that "New Securities" does not include (i) securities issuable upon conversion of or with respect to the Shares; (ii) securities offered to the public pursuant to a registration statement filed under the Securities Act;
(iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company (or the Company's shareholders immediately prior to such event) owns (or own, on a pro rata basis) not less than fifty-one percent (51%) of the voting power of such corporation immediately after such event; (iv) shares of the Company's Common Stock (or related options) issued to employees, officers or directors of or consultants to the Company (including, but not limited to, shares issued to the Option Holders) pursuant to any employee stock offering, plan, or arrangement approved by the Board of Directors; or (v) shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or recapitalization by the Company.

                                   SECTION 2

                       Restrictions on Transferability of
                   Securities; Compliance with Securities Act
                   ------------------------------------------

     2.1  Restrictions on Transferability.  The Shares, any Common Stock into
          -------------------------------
which the Shares may be convertible, the Common Stock and Options held by the Option Holders and the University shall not be transferable except upon the conditions specified in this Agreement, which conditions are intended to insure compliance with the provisions of the Securities Act, or, in the case of Section
2.12 hereof, to assist in an orderly distribution. Each Investor will cause any proposed transferee of the Shares (or of the Common Stock into which the Shares may be convertible) held by an Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Each Option Holder and the University will cause any proposed transferee of Common Stock held by an Option Holder or the University, respectively, to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

     2.2  Restrictive Legend.  Each certificate representing (i) the Shares,
          ------------------
(ii) shares of the Company's Common Stock issued upon conversion of the Shares,
(iii) any securities issued in respect of the Shares or such Common Stock, or
(iv) shares of the Company's Common Stock, Preferred Stock or Options held by an Option Holder or the University shall (unless otherwise permitted by the provisions of Section 2.3 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, HAVE BEEN ISSUED PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION OR QUALIFICATION PROVISIONS OF SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED, EXCEPT AS PERMITTED PURSUANT TO 17 C.F. R SECTION 230.144, OR THERE IS IN EFFECT A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING SUCH SECURITIES, OR THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION, QUALIFICATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

          SALE OR OTHER TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS ALSO RESTRICTED BY THE TERMS OF STOCK PURCHASE AGREEMENTS BETWEEN THE ISSUER AND THE PURCHASERS LISTED THEREIN AND BY THE TERMS OF THAT CERTAIN AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT BETWEEN THE ISSUER AND THE OTHER PARTIES THERETO. COPIES OF SUCH DOCUMENTS MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER AT ITS PRINCIPAL EXECUTIVE OFFICES.

     2.3  Notice of Proposed Transfers.  The holder of each certificate
          ----------------------------
representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.3. Prior to any proposed transfer of any Restricted Securities unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in the following cases, with respect to which the requirements set forth in the balance of this sentence need not be complied with: transactions in compliance with Rule 144 so long as the Company is furnished with evidence of compliance with such Rule, including without limitation, an opinion of counsel to such effect; transactions involving the pro rata distribution of Restricted Securities by any holder which is a general or limited partnership to any of its partners, or retired partners, or to the estate of any of its partners or retired partners; transactions involving the transfer of Restricted Securities by any holder who is an individual to his family members or to a trust for the benefit of such holder or his family members; or transfers not involving a change in beneficial ownership) by which the requirements set forth in the balance of this sentence need not be complied with: transactions in compliance with Rule 144 so long as the Company is furnished with evidence of compliance with such Rule, including without limitation, an opinion of counsel to such effect; transactions involving the pro rata distribution of Restricted Securities by any holder which is a general or limited partnership to any of its partners, or retired partners, or to the estate of any of its partners or retired partners; transactions involving the transfer of Restricted Securities by any holder who is an individual to his family members or to a trust for the benefit of such holder or his family members; or transfers not involving a change in beneficial ownership) by either (i) an unqualified written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, (ii) a "no action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (iii) such other showing that may be reasonably satisfactory to legal counsel to the Company, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in
Section 2.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

     2.4  Requested Registration.
          ----------------------

          (a) Request for Registration.  In case the Company shall receive from
              ------------------------
Initiating Holders after the first anniversary of the Company's initial public offering, or after January 1, 1994, whichever shall occur first, a written request that the Company effect any registration (other than a registration on Form S-3 or any related form of Registration Statement) covering the registration of at least twenty percent (20%) of their Registrable Securities (or a lesser percentage if the anticipated aggregate offering price net of underwriting discounts and commissions, would exceed $2,000,000), the Company will:

               (i) promptly give written notice of the proposed registration to all other Holders; and

               (ii) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided that prior to the Company's initial public offering, no Initiating Holder may make a written request that the Company effect any registration unless the aggregate anticipated offering price would exceed, net of underwriting discounts and commissions, $5,000,000; and provided further that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.4:

               (A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

               (B) During the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on a date six (6) months following the effective date of, a registration statement pertaining to an underwritten public offering of securities filed for the account of the Company (other than a registration relating solely to employee benefit plans or a registration relating solely to a Commission Rule 145 transaction), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and the Company's estimate of the date of filing such registration statement is made in good faith; or

               (C) After the Company has effected one registration pursuant to this Section 2.4 and such registration has been declared or ordered effective.

     Subject to the foregoing clauses (A), (B) and (C) and to Section 2.4(c), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request of the Initiating Holders.

          (b) Underwriting.  If the Holders intend to distribute the Registrable
              ------------
Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in
Section 2.4(a)(i).  The right of any Holder to registration pursuant to Section
2.4 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested (unless otherwise mutually agreed by a majority in interest of the Holders and such Holder) to the extent provided herein. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters of recognized national standing selected for such underwriting by the Company with the approval of a majority in interest of the participating Holders.

     Notwithstanding any other provision of this Section 2.4, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten or that applicable state law prohibits the registration of any Holders' Registrable Securities because of the failure or lack of obligation of such Holder to contribute to the cost of such registration and so advises the participating Holders in writing, then the Company shall so advise all Holders (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting) and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities owned by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation or such state law shall be included in such registration.

     If any Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the other Holders. The Registrable Securities and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriter limitation.

     If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account or the account of others in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

          (c) Delay of Registration.  If the Company shall furnish to the
              ---------------------
Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed on or before the date filing would be required and it is therefore essential to defer the filing of such registration statement, then the Company may direct that such request for registration be delayed not in excess of one hundred and fifty (150) days, such right to delay a request to be exercised by the Company not more than twice in any one-year period.

     2.5  Company Registration.
          --------------------

          (a) If at any time or from time to time, the Company shall determine to register any of its Common Stock, for its own account or for the account of others (other than the Holders), other than a registration relating solely to employee benefit plans or a registration relating solely to a Commission Rule 145 transaction or a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

               (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

               (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder or Holders. The rights of a particular Holder under this Section 2.5 shall terminate five (5) years after the effective date of the Company's initial underwritten public offering.

          (b) Underwriting.  If the registration of which the Company gives
              ------------
notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.5(a)(i). In such event the right of any Holder to registration pursuant to Section 2.5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

     Notwithstanding any other provision of this Section 2.5, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Registrable Securities from such registration and underwriting. The Company shall so advise all Holders (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting), and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities owned by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

     If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriter limitation.

     2.6  Registrations on Form S-3.
          -------------------------

          (a) If (i) Holders of Registrable Securities request in writing (specifying that the request is being made pursuant to this Section 2.6) that the Company file a registration statement on Form S-3 (or any successor form to Form S-3 regardless of its designation) for a public offering of shares of Registrable Securities the reasonably anticipated aggregate proceeds of which would exceed $500,000, and (ii) the Company is a registrant entitled to use Form S-3 to register such shares, and (iii) the Company has not filed a registration statement pursuant to this Section 2.6 within the twelve (12) months immediately prior to the requested filing date, then the Company shall cause such shares, and any additional shares included pursuant to Section 2.6(b), to be registered on Form S-3 (or any successor form to Form S-3).

          (b) Prior to effecting a registration of Registrable Securities pursuant to Section 2.6(a), the Company shall (i) give to each Holder written notice of the intended registration and (ii) include in such registration any additional Registrable Securities specified in any written request or requests by additional Holders received within fifteen (15) days after such written notice is given.

          (c) All expenses incurred in connection with any registrations requested pursuant to this Section 2.6 including, without limitation, all registration, qualification, printing, and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Holder or Holders participating in such registration on the basis of the amount of securities so registered.

          (d) The Holders' rights to registration under this Section 2.6 are in addition to, and not in lieu of, their rights to registration under Sections 2.4 and 2.5.

     2.7  Expenses of Registration.
          ------------------------

          (a) All Registration Expenses (exclusive of underwriting discounts and commissions and more than a single special counsel to the selling shareholders) incurred in connection with the first registration pursuant to Section 2.4 shall be borne by the Company. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.4, the request of which has been subsequently withdrawn by the Initiating Holders (unless the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request and the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.4 in which event such right shall be forfeited by all Holders), in which case such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested and such registration shall not be counted as a registration pursuant to Section 2.4 for purposes of Section 2.4(a)(ii)(B).

          (b) All Registration Expenses (exclusive of underwriting discounts and commissions and more than a single special counsel to the selling shareholders) incurred in connection with the first two registrations pursuant to Section 2.5 shall be borne by the Company. In each subsequent registration of Registrable Securities effected pursuant to Section 2.5, the Holders who include Registrable Securities in such registration shall bear any additional registration and qualification fees and expenses (including underwriters' discounts and commissions), and any additional costs and disbursements of counsel for the Company that result from the inclusion of the Registrable Securities in such registration, with such additional expenses of the registration being borne by all such Holders pro rata on the basis of the amount of Registrable Securities so registered; provided, however, that if any such cost or expense is attributable solely to one selling Holder and does not constitute a normal cost or expense of such a registration, such cost or expense shall be allocated to that selling Holder. In addition, each selling Holder shall bear the fees and costs of its own counsel.

     2.8  Registration Procedures.  In the case of each registration,
          -----------------------
qualification or compliance effected by the Company pursuant to this Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

          (a) Keep such registration, qualification or compliance effective for a period of one hundred and twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

          (b) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

     2.9  Indemnification.
          ---------------

          (a) The Company will indemnify each Holder, each of its officers, directors, employees, agents, partners and legal counsel, and each person controlling such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to skate therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or (ii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors, employees, agents, partners and legal counsel, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by such Holder or underwriter and specifically for use therein.

          (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers, employees and agents each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other such Holder, each of its officers, directors, and partners and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other similar document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and will reimburse the Company, such Holders, such directors, officers, employees, agents, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and specifically for use therein; provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the proceeds to each such Holder of Registrable Securities sold as contemplated herein.

          (c) Each party entitled to indemnification under this Section 2.9 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld). The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 2 only to the extent that such failure to give notice shall materially adversely prejudice the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation (without any obligation of performance or admission by the Indemnified Party).

          (d) Notwithstanding anything contained in this Section 2.9 to the contrary, the Company shall have the right and the ability to provide the necessary undertakings to the Commission in connection with any registration.

     2.10 Information by Holder.  The Holder or Holders of Registrable
          ---------------------
Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 2.

     2.11 Rule 144 Reporting.  With a view to making available the benefits of
          ------------------
certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

          (a) Use its best efforts to facilitate the sale of the Restricted Securities to the public, without registration under the Securities Act, pursuant to Rule 144 under the Securities Act, provided that this shall not require the Company to file reports under the Securities Act and the Exchange Act at any time prior to the Company's being otherwise required to file such reports.

          (b) Use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act at all times after ninety (90) days after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

          (c) Use its best efforts to then file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange

Act, as amended (at any time after it has become subject to such reporting requirements);

          (d) So long as any Holder holds any Restricted Securities to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

     2.12 "Market Stand-off" Agreement.  Each Holder of more than one percent
           ---------------------------
(1%) of the Company's outstanding voting stock agrees not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by it during the one hundred fifty (150) day period following the effective date of a registration statement of the Company filed under the Securities Act if so requested by the Company and underwriter of Common Stock (or other securities) of the Company, provided that:

          (a) such agreement shall apply only to the first underwritten registered public offering of the Company; and

          (b) all officers and directors of the Company and all other holders of at least one percent (1%) of the Company's voting securities enter into similar agreements. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such period.

     2.13 Transfer of Registration Rights.  The rights to cause the Company to
          -------------------------------
register securities granted under this Section 2 may be assigned or otherwise conveyed by (i) any Holder (other than an Option Holder) only to a transferee or assignee in a private transaction to whom not less than 100,000 shares of Registrable Securities are conveyed (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) or (ii) an Option Holder in the manner set forth above or otherwise only to another Holder or to a family member or to a trust for the benefit of such Option Holder or family members in a private transaction to whom not less than 20,000 shares of Registrable Securities are conveyed (as presently constituted and subject to subsequent adjustments as set forth above); provided that the Company is given written notice by such transferee at the time of or within a reasonable time after said transfer, stating the name and address of said transferee and said transferee's agreement to be bound by the provisions of this Agreement.

     2.14 Suspension of Registration Rights.  The registration rights granted
          ---------------------------------
pursuant to this Section 2 shall not be exercisable by any Holder during the period in which such Holder has the ability to sell all of the Shares held by such Holder under Rule 144 or Rule 144A during a single ninety (90) day period.

     2.15 Certain Limitations in Connection with Future Grants of Registration
          --------------------------------------------------------------------
Rights.  From and after the date of this Agreement, the Company shall not enter
------
into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of registration rights unless such agreement:

          (a) includes the equivalent of Section 2.12 as a term; and

          (b) contains provisions substantially similar to those contained in Sections 2.4(b) and 2.5(b) with respect to the allocation of Registrable Securities to be included in an underwritten public offering if marketing factors require a limitation on the number of such securities to be included.

     Notwithstanding the foregoing, from and after the date hereof the Company shall not enter into any agreement with any person or persons providing for the granting to such holder registration rights superior to those granted to Holders pursuant to this Section 2, or of registration rights which might cause a reduction in the number of shares includable by the Holders in any offering pursuant to Section 2.4 or in any offering subject to Section 2.5.


                                   SECTION 3

                             Affirmative Covenants
                             ---------------------

          Notwithstanding any provision of the Company's Bylaws regarding delivery or non-delivery of financial information to shareholders of the Company, the Company hereby covenants and agrees as follows:

          3.1  Financial Information.  The Company will furnish the following
               ---------------------
information to each Holder (other than the Option Holders) for so long as it is a holder of any Shares or Common Stock issued upon conversion thereof, or of 450,000 shares or more of Common Stock:

               (a) As soon as practicable after the end of each fiscal year, and in any event within one hundred and twenty (120) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income, shareholders' equity and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and with an audit opinion thereon from independent public accountants of recognized national standing selected by the Company.

               (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income, shareholders' equity and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made. Said financial statements shall be signed by an officer of the Company who shall state that such financial statements are in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

          3.2  Other Information.  The Company shall furnish the following
               -----------------
information to each Holder (other than the Option Holders) for so long as it (together with its affiliates) holds 450,000 or more Shares (on an as-converted-to-Common-Stock basis) or shares of Common Stock.

               (a) As soon as practicable after the end of each fiscal month, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such month, and a consolidated statement of income of the Company and its subsidiaries, if any, for such month, and for the current fiscal year to date, in each case setting forth in comparative form the Company's and its subsidiaries', if any, projected consolidated balance sheets and projected consolidated statements of income for the corresponding periods as set forth in the annual budget (as prepared pursuant to Section 3.2(b)), prepared in accordance with generally accepted accounting principles, all in reasonable detail and certified subject to changes resulting from year-end audit adjustments, by the principal financial officer of the Company; provided, however, that any financial statements provided hereunder need not contain any footnotes. To such financial statements there shall be appended a discussion and analysis, in reasonable detail, of such financial statements and the general business condition and prospects of the Company by management of the Company so as to assist the recipients in understanding and interpreting such financial statements.

               (b) After adoption by the Board of Directors, but not later than thirty (30) days prior to beginning of each fiscal year, an annual budget for such year which shall include monthly capital and operating expense budgets, cash flow statements, projected balance sheets and profit and loss statements for each month and for the end of such year itemized in such detail as the Board of Directors may reasonably determine. Approval of such budgets, statements and projections shall be required by a majority of the Board of Directors.

               (c) Within thirty (30) days after a material change has been made in the annual budget specified in Section 3.2(b) previously delivered, revised budgets, statements or projections (as so specified).

               (d) Copies of all reports, registration statements and other material filed by the Company or any subsidiary with the Commission or with any national securities exchange on which securities of the Company or any subsidiary may be listed.

               (e) The covenants provided in this Section 3.2 shall be suspended for so long as the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

          3.3  Inspection Rights.  Each holder (other than the Option Holders)
               -----------------
of any Shares or Common Stock issued upon conversion thereof, or of 450,000 or more shares of Common Stock shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss their affairs, finances and accounts with their officers, all at such reasonable times and as often as may be reasonably requested.

          3.4  Assignment of Rights to Information.  The rights granted pursuant
               -----------------------------------
to Sections 3.1, 3.2 and 3.3 may be assigned or otherwise conveyed by any Holder or by any subsequent transferee of any such rights; provided that the Company is given notice of the assignment or conveyance; and provided further that if the Company reasonably believes that it is necessary to protect proprietary information, the Company may edit such information delivered to a transferee.

          3.5  Confidentiality.  Each Holder agrees that it will keep
               ---------------
confidential and will not, except as required by law, including without limitation freedom of information acts, disclose or divulge any confidential, proprietary or secret information which such Holder may obtain from the Company, and which the Company has prominently marked "confidential", "proprietary" or "secret" or has otherwise identified as being such, pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, or pursuant to visitation or inspection rights granted hereunder unless such information is or becomes known to the Holder from a source other than the Company (unless such Holder knows that such information was improperly obtained from the Company) or is or becomes publicly known, or unless the Company gives its written consent to the Holder's release of such information, except that no such written consent shall be required (and Holder shall be free to release such information) if such information is to be provided to Holder's lawyer or accountant, or to an officer, director or partner of a Holder.

          3.6  Employee Agreements.  Those current and future employees and
               -------------------
officers of and consultants to the Company designated by the Board of Directors shall be required to execute a proprietary information agreement substantially in the form attached hereto as Exhibit B with such amendments thereto as the Board of Directors may from time to time deem appropriate.

          3.7  Insurance.  As soon as possible after the date hereof the Company
               ---------
shall obtain and keep adequate insurance on its properties, by financially sound and reputable insurers, of a character and in such amounts and on such terms usually insured by corporations engaged in the same or a similar business against loss or damage resulting from fire or other risks insured against by extended coverage and of the kind customarily insured against by such corporations, and maintain in full force and effect public liability insurance against claims for personal injury, death or property damage occurring upon, in, about or in connection with the use of any of its properties, and maintain such other insurance as may be required by law or other agreements to which the Company is or shall become a party.

          3.8  Board of Directors.  The Company shall reimburse directors of the
               ------------------
Company for their reasonable expenses (including travel, meals and lodging) incurred in the service of the Company, including the attendance at Board of Directors meetings, pursuant to policies established by the Board of Directors.


                                 SECTION 4

                            Right of First Refusal
                            ----------------------

          4.1  Right of First Refusal.  The Company hereby grants to each Holder
               ----------------------
the right of first refusal to purchase, pro rata, New Securities that the Company may, from time to time, propose to sell and issue. Each Holder's pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Common Stock (and shares of Common Stock issuable upon conversion of securities convertible into shares of Common Stock), excluding the number of shares of Common Stock which may be issued upon exercise of any Option, actually held by such Holder, to the total number of outstanding shares of Common Stock (calculated on a fully diluted basis) of the Company. This right of first refusal shall be subject to the following provisions:

          (a) In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Holder shall have ten (10) business days from the date of receipt of any such notice to agree to purchase its pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Each Holder shall have a right of over allotment such that if any Holder fails to exercise its right hereunder to purchase its pro rata portion of New Securities, the Company shall so notify the other Holders and the other Holders may purchase the non-purchasing Holder's portion on a pro rata basis, within ten (10) days from the date of such notice.

          (b) In the event that a Holder fails to exercise in full the right of first refusal within said ten (10) day period (plus ten (10) day period, if applicable) the Company shall have ninety (90) days thereafter to sell the New Securities respecting which the Holders' rights were not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold the New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Holders in the manner provided above.

          (c) The right of first refusal granted under this Agreement shall expire upon the closing of the first firmly underwritten public offering of Common Stock of the Company pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act, covering the offer and sale of Common Stock to the public at a per-share price (prior to underwriters' commissions and expenses) of at least $5.00 (as adjusted for any combinations, consolidations, stock distributions or stock dividends with the respect to such stock) and at an aggregate offering price of not less than $10,000,000.

          (d) This right of first refusal is assignable only in connection with a sale of Shares or Common Stock issued on conversion thereof.

          4.2  Waiver.  The Series A Investors, the Founders and the University
               ------
each hereby waive their respective rights under Section 4.1 of the Investors' Rights Agreement to purchase their pro rata share of the Series B Preferred Stock being issued to the Series B Investors pursuant to that certain Series B Preferred Stock Purchase Agreement of even date herewith (the "Series B Agreement").


                                   SECTION 5

                              University Warrants
                              -------------------

          5.1  Termination of Warrant Rights.  The right of the University to
               -----------------------------
obtain warrants to purchase Common Stock of the Company, contained in Section
5.1 of the Investors' Rights Agreement, is hereby terminated.


                                   SECTION 6

                                 Miscellaneous
                                 -------------

          6.1  Amendment of Investors' Rights Agreement.  Effective and
               ----------------------------------------
contingent upon the closing of the sale of the Series B Preferred Stock pursuant to the Series B Agreement, all of the provisions of the Investors' Rights Agreement shall be null and void and superseded by this Agreement. The parties to such Investors' Rights Agreement forever release, waive and disclaim any and all rights under such Agreement. The parties hereto further agree that this Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, except that no provision, condition or term of this Agreement, including but not limited to
Section 6.8 below, is intended to explicitly or implicitly alter or allow to be altered any provision, condition or term of the UM-Ann Arbor Stromal Agreement.

          6.2  Governing Law.  This agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Michigan applicable to contracts between Michigan residents entered into and to be performed entirely within the State of Michigan.

          6.3  Successors and Assigns.  Except as otherwise provided herein, the
               ----------------------
provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          6.4  Notices.  All notices and other communications required or
               -------
permitted hereunder shall be in writing and shall be effective five (5) days after mailed by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to an Investor at such Investor's address set forth on Exhibit A, or at such other address as such Investor shall have furnished to the Company in writing, or (b) if to any other Holder, at such address as such Holder shall have furnished the Company in writing, or, until any such Holder so furnishes an address to the Company, then to and at the address of the last holder of such Registerable Securities who has so furnished an address to the Company, or (c) if to the Company, at such address as the Company shall have furnished to each Holder in writing.

          6.5  Delays or Omissions.  No delay or omission to exercise any right,
               -------------------
power or remedy accruing to any holder of any Registerable Securities, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

          6.6  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which may be executed by less than all of the Holders, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

          6.7  Severability.  In the case any provision of this Agreement shall
               ------------
be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          6.8  Amendments.  The provisions of this Agreement may be amended at
               ----------
any time and from time to time, and particular provisions of this Agreement may be waived, with and only with an agreement or consent in writing signed by the Company and by the Holders of a majority of the number of shares of Registrable Securities (or securities convertible into Registrable Securities) outstanding as of the date of such amendment or waiver. Each party to this Agreement acknowledges that by the operation of this Section the holders of a majority of the outstanding Registrable Securities may have the right and power to diminish or eliminate all rights of such holder under this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                 COMPANY:

                                 AASTROM BIOSCIENCES, INC.


                                 By  /s/ R. DOUGLAS ARMSTRONG
                                     -----------------------------------
                                 Dr. R. Douglas Armstrong
                                 President



                                 INVESTORS:

                                 H&Q LIFE SCIENCE TECHNOLOGY FUND I


                                 By     /s/ JACKIE BERTERRETCHE
                                        --------------------------------

                                 Title  Attorney-In-Fact
                                        --------------------------------


                                 H&Q LONDON VENTURES


                                 By     /s/ JACKIE BERTERRETCHE
                                        ---------------------------------

                                 Title  Attorney-In-Fact
                                        ---------------------------------


                                 STATE TREASURER OF THE STATE OF MICHIGAN
                                 CUSTODIAN OF PUBLIC SCHOOL EMPLOYEES'
                                 RETIREMENT SYSTEM; STATE EMPLOYEES'
                                 RETIREMENT SYSTEM; MICHIGAN STATE POLICE
                                 RETIREMENT SYSTEM; JUDGES' RETIREMENT
                                 SYSTEM; AND PROBATE JUDGES' RETIREMENT
                                 SYSTEM


                                 By     /s/ PAUL E. RICE
                                        ---------------------------------

                                 Title  Paul E. Rice, Administrator
                                        ---------------------------------
                                        Venture Capital and LBO Division

                                 BRENTWOOD ASSOCIATES V, L.P.
                                 By:  Brentwood V Ventures, L.P.
                                      Its General Partner

                                 By /s/ G. BRADFORD JONES
                                    ------------------------------------

                                 WIND POINT PARTNERS II, L.P.


                                 By /s/ ROBERT CUMMINGS
                                    ------------------------------------

                                 Title  General Partner
                                       ---------------------------------

                                 GC&H PARTNERS


                                 By /s/ EDWIN E. HUDDLESON, JR.
                                    ------------------------------------

                                 Title  General Partner
                                       ---------------------------------

                                 /s/ MICHAEL B. STAEBLER
                                 ---------------------------------------
                                 Michael B. Staebler, Esq.


                                 OPTION HOLDERS:



                                 /s/ STEPHEN G. EMERSON
                                 ---------------------------------------
                                 Stephen G. Emerson


                                 /s/ BERNHARD O. PALSSON
                                 ---------------------------------------
                                 Bernhard O. Palsson


                                 /s/ MICHAEL F. CLARKE
                                 ---------------------------------------
                                 Michael F. Clarke


                                 /s/ R. DOUGLAS ARMSTRONG
                                 ---------------------------------------
                                 R. Douglas Armstrong

                                 THE REGENTS OF THE UNIVERSITY OF MICHIGAN:


                                 By  /s/ NORMAN G. HERBERT
                                    ---------------------------------------
                                         Norman G. Herbert

                                 Title   Investment Officer/Treasurer
                                       ------------------------------------


                                 By  /s/ C.W. MATTHEWS
                                    ---------------------------------------
                                         C.W. Matthews

                                 Title   Associate Vice President for
                                       ------------------------------------
                                         Finance and Controller
                                       ------------------------------------

                                   EXHIBIT A
                                   ---------

Series A Investors                           Shares
------------------                         ---------
H&Q Life Science Technology Fund I           875,000
One Bush Street, 18th Floor
San Francisco, CA  94104
H&Q London Ventures                          875,000
One Bush Street, 18th Floor
San Francisco, CA  94104
State Treasurer of the State of              750,000
 Michigan, Custodian of Certain
 Retirement Systems
c/o Venture Capital Division
430 West Allegan, First Floor
Treasury Building
Lansing, MI  48933
                                           ---------
TOTAL                                      2,500,000

Series B Investors                           Shares
-------------------                        ---------
Brentwood Associates, V., L.P.               850,000
11150 Santa Monica, Blvd.
Suite 1200
Los Angeles, CA  90025
Attn:  Brad Jones

Wind Point II, L.P.                          750,000
321 North Clark Street
Chicago, IL  60610
Attn:  Robert Cummings

H&Q Life Science Technology Fund I           540,000
One Bush Street, 18th Floor
San Francisco, CA  94104
Attn:  Robert Kunze

H&Q London Ventures                          360,000
One Bush Street, 18th Floor
San Francisco, CA  94104
Attn:  Robert Kunze


                                      i.

State Treasurer of the State                 500,000
of Michigan, Custodian of
Certain Retirement Systems
c/o Venture Capital Division
430 West Allegan
Lansing, Michigan  48992
Attn:  Joseph Taylor

GC&H Partners                                 25,000
c/o Cooley Godward Castro
  Huddleson & Tatum
One Maritime Plaza
20th Floor
San Francisco, CA  94111
Attn:  Jeanne Meyer

Michael B. Staebler, Esq.                      5,000
c/o Pepper, Hamilton & Scheetz
100 Renaissance Center
Suite 3600
Detroit, Michigan  48243
                                           ---------
TOTALS                                     3,030,000



                                      ii.

                                  EXHIBIT "A"
                                  -----------

AASTROM BIOSCIENCES, INC.
P.O. Box 130469
Ann Arbor, Michigan 48113-0469

Gentlemen:

     1. The following is a complete list of all inventions or improvements relevant to the subject matter of my service as a director of AASTROM BIOSCIENCES, INC. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my becoming a director of the Company:

     _____ No inventions or improvements.

     _____ See below:

     _________________________________________________________________________

     _________________________________________________________________________

     _________________________________________________________________________

     _________________________________________________________________________

     _____ Due to confidentiality agreements with prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.

     _____ Additional sheets attached.

     2. I propose to bring to my service as a director the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my service as a director pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

     _____ No materials.

     _____ See below.

     ________________________________________________________________________

     ________________________________________________________________________

     ________________________________________________________________________

     ________________________________________________________________________

     _____ Additional sheets attached.


Dated:  ____________________, 19____.


                                     Very truly yours,


                                     ________________________________________

                                   EXHIBIT B

                           AASTROM BIOSCIENCES, INC.

           DIRECTOR PROPRIETARY INFORMATION AND INVENTION AGREEMENT
           --------------------------------------------------------

     In consideration of my service as a director or continued service as a director of AASTROM Biosciences, Inc. ("the Company"), I hereby agree as follows:

     1.     Recognition of Company's Rights; Nondisclosure. At all times during
            ----------------------------------------------
the term of my service as a director and thereafter, I will hold in strictest confidence and will not disclose or use any of the Company's Proprietary Information (defined below), except as such disclosure or use may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such disclosure or use. I assign to the Company any rights I may have or acquire in such Proprietary information and recognize that all Proprietary information shall be the sole property for the Company and its successors and assigns, and the Company and its successors and assigns shall be the sole owner of all patents, copyrights, and other rights in connection therewith.

     The term "Proprietary Information" shall mean all of the confidential or proprietary information of the Company, including, but not limited to:

          a. inventions, trade secrets, ideas, processes, formulas, source codes, data, programs, other original works or authorship, know-how, improvements, discoveries, developments, designs and techniques, (hereinafter collectively referred to as "Inventions"); and

          b. plans for research, development, new products, marketing and selling; financial statements; licenses; prices and costs; information concerning suppliers and customers; and information regarding the skills and compensations of employees of the Company.

     Notwithstanding the foregoing, Proprietary information shall not include:
                                                            ---------

          a. information which at the time of disclosure to the undersigned is in the public domain,

          b. information which was received by the undersigned from a third party having the legal right to transmit the same to the undersigned, or

          c. information which was independently developed by the undersigned without reliance on any information received from the Company.

     I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my service as director and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information except as permitted by the agreement between the Company and such third party, unless expressly authorized to act otherwise by an officer of the Company.

     2.     Assignment of Proprietary Rights. I hereby assign to the Company and
            --------------------------------
its successors and assigns all my right, title and interest in and to any and all inventions whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the term of my service as a director with the Company. I agree that all such inventions are the sole property of the Company and its successors and assigns.

     I also assign to or as directed by the Company all my right, title and interest in and to any and all inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies. Inventions assigned to or as directed by the Company by this paragraph 2 are hereinafter referred to as "Company Inventions."

     Provided however, the foregoing assignment of inventions applies only to inventions related to the technology and business of the Company, but not to any
                                                                      ---
other inventions which I may make independent from my service with the Company, or that I may make as part of a formalized collaboration with the Company that is outside of my role as a director (any such collaboration being established and mutually agreed to in writing).

     3.     Enforcement of Proprietary Rights. I will assist the Company in
            ---------------------------------
every proper way to obtain and from time to time enforce United States and foreign patents, copyright and other rights and protections relating to Company inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, sustaining and enforcing such patents, copyrights and other rights and protections on Company inventions. In addition, I will execute, verify and deliver assignments of such patents, copyrights, and other rights and protections to the Company or its designee. My obligation to assist the Company in obtaining and enforcing patents, copyrights, and other rights and protections relating to such Company Inventions in any and all countries shall continue beyond the termination of my service as a director, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

     In the event the Company is unable, after reasonable effort, to secure my signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection relating to a Company Invention, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for an in my behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, and other rights and protections thereon with the same legal force and effect as if executed by me.

     4.     Obligation to Keep Company Informed. During the term of my service
            -----------------------------------
as a director, I will disclose to the Company promptly, fully and in writing any and all inventions. in addition, after termination of my service as a director, I will disclose all patent applications filed by me within a year after termination of my service as a director. I agree that any patent application filed within a year after termination of my service as a director shall be presumed to relate to an invention made during the term of my service as a director unless I can sustain the burden of proving the contrary.

     5.     Prior Inventions. Inventions if any, patented or unpatented, which I
            ----------------
made prior to the commencement of my service as a director with the Company, are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto, a complete list of all inventions that I have, alone or jointly with other, conceived, developed or reduced to practice or caused to be conceived, developed, or reduced to practice, prior to the commencement of my service as a director with the Company, that I consider to not be Company property and that I wish to have excluded from the scope of this Agreement.

     6.     No Improper Use of Materials. During my service as a director at the
            ----------------------------
Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former or current employer, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former or current employer unless consented to in writing by that employer.

     7.     No Conflicting Obligation. I represent that my performance of all
            -------------------------
terms of this Agreement and as a director of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my service as a director by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

     8.     Effect of Termination. Upon the termination of my service as a
            ---------------------
director with the Company, I understand that the Company and I shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of my service as a director with the Company shall not relieve me of my obligations under Sections 1, 2, 3, 4, and 6 hereof, nor shall any such termination relieve me or the Company from any liability arising from any breach of the provisions contained herein. When I discontinue my service as a director of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

     9.     Legal and Equitable Remedies. Because my services are personal and
            ----------------------------
unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

     10.    Notices. Any notices required or permitted hereunder shall be given
            -------
to the appropriate party at the address specified below or at such other address as the party shall specify in writing.

     Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

     11.    Miscellaneous. I agree that, with respect to the subject matter
            -------------
hereof, this Agreement constitutes my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. This Agreement shall inure to the benefit of the successors and assigns of the company, and shall be binding upon my successors and assigns. To the extent that any of the agreements set forth herein, or any word, phrase, clause, or sentence hereof shall be found to be illegal or unenforceable for any reason, such agreement, word, phrase, clause, or sentence shall be modified or deleted in such a manner so as to make the Agreement, as modified, legal and enforceable under applicable laws. This Agreement shall be governed by the laws of the State of Michigan, as those laws are applied by Michigan courts to contracts between Michigan residents made and to be performed within the state of Michigan, which state shall have jurisdiction of the subject matter hereof. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by the company and me.

     This Agreement shall be effective as of the first day of my service as a director with the company, namely: _____________________, 19_____.

Date: ___________________  ___________________________________________________

                           ___________________________________________________
                           Address
                           ___________________________________________________

                           ___________________________________________________